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                                                                   EXHIBIT 10.63

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                                 RED HAT, INC.,
                             COKE ACQUISITION CORP.,
                          PLANNING TECHNOLOGIES, INC.,
              CERTAIN STOCKHOLDERS OF PLANNING TECHNOLOGIES, INC.,
                                       AND
                   JONATHAN D. BONIME AS SECURITYHOLDER AGENT

                          DATED AS OF FEBRUARY 23, 2001
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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I  THE MERGER......................................................    2
   1.1            The Merger...............................................    2
   1.2            Effective Time...........................................    2
   1.3            Effect of the Merger.....................................    2
   1.4            Articles of Incorporation; Bylaws........................    2
   1.5            Directors and Officers...................................    3
   1.6            Merger Consideration; Effect on Capital Stock............    3
   1.7            Surrender of Certificates................................    6
   1.8            No Further Ownership Rights in Company Stock.............    8
   1.9            Lost, Stolen or Destroyed Certificates...................    8
   1.10           Tax and Accounting Consequences..........................    9
   1.11           Taking of Necessary Action; Further Action...............    9
   1.12           Parent Trading Policy....................................    9

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    9
   2.1            Organization of the Company..............................    9
   2.2            Subsidiaries.............................................   10
   2.3            Company Capital Structure................................   10
   2.4            Authority................................................   11
   2.5            No Conflict..............................................   12
   2.6            Consents.................................................   12
   2.7            Company Financial Statements.............................   12
   2.8            No Undisclosed Liabilities...............................   13
   2.9            No Changes...............................................   13
   2.10           Tax and Other Returns and Reports........................   15
   2.11           Restrictions on Business Activities......................   18
   2.12           Title to Properties; Absence of Liens and Encumbrances...   18
   2.13           Governmental Authorization...............................   19
   2.14           Intellectual Property....................................   19
   2.15           Product Warranties; Defects; Liabilities.................   20
   2.16           Contracts................................................   20
   2.17           Change of Control Payments...............................   22
   2.18           Interested Party Transactions............................   22
   2.19           Compliance with Laws.....................................   23
   2.20           Litigation...............................................   23
   2.21           Insurance................................................   23
   2.22           Books and Records........................................   23
   2.23           Environmental Matters....................................   24
   2.24           Brokers' and Finders' Fees...............................   25
   2.25           Employee Matters and Benefit Plans.......................   25
   2.26           Bank Accounts............................................   29
   2.27           Government Contracts.....................................   30
   2.28           Affiliates...............................................   30


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   2.29           Pooling of Interests.....................................   30
   2.30           Indemnification Obligations..............................   30
   2.31           Representations Complete.................................   31
   2.32           Company Disclosure Schedules.............................   31

ARTICLE II-A  REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS...   31
   2A.1           Accredited Investor......................................   31
   2A.2           Pooling of Interests.....................................   31
   2A.3           Brokers' and Finders' Fees...............................   31
   2A.4           Consents.................................................   31
   2A.5           No Conflict..............................................   32
   2A.6           Authority................................................   32

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......   32
   3.1            Organization of Parent and Merger Sub....................   33
   3.2            Authority................................................   33
   3.3            Parent Common Stock......................................   34
   3.4            SEC Filings; Parent Financial Statements.................   34
   3.5            No Material Adverse Change...............................   34
   3.6            Parent Capital Structure.................................   35
   3.7            Affiliate Agreements.....................................   35
   3.8            Pooling of Interests.....................................   35
   3.9            Merger Sub...............................................   35
   3.10           Litigation...............................................   35
   3.11           Representations Complete.................................   35

ARTICLE IV  SECURITIES ACT COMPLIANCE; REGISTRATION........................   36
   4.1            Restrictions Regarding Securities Law Matters............   36
   4.2            Registration Rights......................................   36
   4.3            Registration Statement...................................   37

ARTICLE V  CONDUCT PRIOR TO THE EFFECTIVE TIME.............................   38
   5.1.           Conduct of Business of the Company.......................   38

ARTICLE VI  ADDITIONAL AGREEMENTS..........................................   41
   6.1            Stockholder Approval.....................................   41
   6.2            Access to Information....................................   41
   6.3            Confidentiality..........................................   42
   6.4            Public Disclosure........................................   42
   6.5            Consents.................................................   42
   6.6            Legal Conditions to the Merger...........................   42
   6.7            Reasonable Best Efforts; Additional Documents and
                   Further Assurances......................................   42
   6.8            Notification of Certain Matters..........................   43
   6.9            Pooling Accounting.......................................   43
   6.10           Reorganization...........................................   43
   6.11           Form S-8.................................................   43


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   6.12           Blue Sky Laws............................................   43
   6.13           No Solicitation..........................................   44
   6.14           Termination of Company Investor Rights...................   44
   6.15           Employment Terms.........................................   45
   6.16           Release by Signing Stockholders..........................   45
   6.17           Dissenters' Rights.......................................   46
   6.18           Intercompany Accounts....................................   46

ARTICLE VII  CONDITIONS TO THE MERGER......................................   46
   7.1            Conditions to Obligations of Each Party to Effect
                   the Merger..............................................   46
   7.2            Additional Conditions to the Obligations of the
                   Company and the Signing Stockholders....................   47
   7.3            Additional Conditions to the Obligations of Parent
                   and Merger Sub..........................................   48

ARTICLE VIII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW...........   51
   8.1            Survival of Representations and Warranties...............   51
   8.2            Escrow Arrangements; Securityholder Agent................   51
   8.3            Indemnification..........................................   53

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER..............................   58
   9.1            Termination..............................................   58
   9.2            Effect of Termination....................................   59
   9.3            Amendment................................................   60
   9.4            Extension; Waiver........................................   60

ARTICLE X  GENERAL PROVISIONS..............................................   60
   10.1           Notices..................................................   60
   10.2           Expenses.................................................   61
   10.3           Interpretation...........................................   62
   10.4           Counterparts.............................................   62
   10.5           Entire Agreement; Assignment.............................   62
   10.6           Severability.............................................   63
   10.7           Other Remedies...........................................   63
   10.8           Governing Law............................................   63
   10.9           Rules of Construction....................................   63
   10.10          Specific Performance.....................................   63

EXHIBIT      DESCRIPTION

Exhibit A    Form of Company Affiliate Agreement
Exhibit B    Form of Parent Affiliate Agreement
Exhibit C    Form of Georgia Certificate of Merger
Exhibit D    Form of North Carolina Articles of Merger
Exhibit E    Form of Escrow Agreement
Exhibit F    Form of Legal Opinion of Counsel to Parent and Merger Sub
Exhibit G    Form of Legal Opinion of Counsel to the Company
Exhibit H    Form of Noncompetition, Nonsolicitation and Nondisclosure Agreement
Exhibit I    Form of Legal Opinion of Counsel to iGate


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                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into in the State of North Carolina as of February __, 2001 among Red Hat, Inc., a Delaware corporation ("Parent"), Coke Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Planning Technologies, Inc., a Georgia corporation (the "Company"), the holders of more than, in the aggregate, 97% of the issued and outstanding common stock of the Company (individually, a "Signing Stockholder" and collectively, the "Signing Stockholders") and Jonathan D. Bonime, an individual residing in Upper St. Clair, Pennsylvania, as Securityholder Agent (the "Securityholder Agent").

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement, the Georgia Business Corporation Code ("Georgia Law") and the North Carolina Business Corporation Act ("North Carolina Law"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

         C. The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement and (iii) resolved to recommend to the stockholders of the Company that they adopt and approve this Agreement, the Escrow Agreement, the Merger and the transactions contemplated hereby and thereby.

         D. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Escrow Agreement and the Merger.

         E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, each of the affiliates of the Company listed on Schedule 2.28 of the Company Schedules hereto is entering into an Affiliate Agreement substantially in the form attached hereto as Exhibit A.

         F. Concurrently with the execution of this Agreement, each of the affiliates of Parent listed on Schedule 3.7 of the Parent Schedules is entering into an Affiliate Agreement substantially in the form attached hereto as Exhibit B

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto agree as follows:
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                                    ARTICLE I

                                   THE MERGER

         1.1      THE MERGER.

         At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, Georgia Law and North Carolina Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2      EFFECTIVE TIME.

         Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than three (3) business days, following satisfaction or waiver of the conditions set forth in Article VII, at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, 47th Floor, Charlotte, North Carolina, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by (a) filing a Certificate of Merger, in substantially the form attached hereto as Exhibit C (the "Certificate of Merger"), with the Secretary of State of the State of Georgia, and, within one business day thereafter, publishing notice of the Merger in the county in Georgia where the registered office of the Company is located once a week for two consecutive weeks, in accordance with the relevant provisions of Georgia Law and (b) the Articles of Merger, in substantially the form attached hereto as Exhibit D (the "Articles of Merger"), with the Secretary of State of the State of North Carolina, in accordance with the relevant provisions of North Carolina Law (the date and time of such later filing being referred to herein as the "Effective Time").

         1.3      EFFECT OF THE MERGER.

         At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger, the applicable provisions of Georgia Law and the applicable provisions of North Carolina Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4      ARTICLES OF INCORPORATION; BYLAWS.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety as set forth in the Certificate of Merger until thereafter amended as provided by law and such Articles of Incorporation.


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                  (b) Unless otherwise determined by Parent prior to the
         Effective Time, at the Effective Time the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to conform to the bylaws of Merger Sub as in effect immediately prior to the effective time.

         1.5      DIRECTORS AND OFFICERS.

         The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.6      MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK.

                  (a) Merger Consideration; Conversion. The aggregate number of shares of common stock of Parent, par value $.0001 per share ("Parent Common Stock"), to be issued and delivered by Parent (including Parent Common Stock to be reserved for issuance upon exercise of any Company Options (as defined in Section 1.6(e)) in exchange for the acquisition by Parent of all outstanding capital stock of the Company and the assumption by Parent of all outstanding Company Options as provided in
         Section 1.6(e) shall be the Merger Consideration Share Number (as defined below), such consideration having an aggregate value of $47 Million (the "Merger Consideration") No adjustment shall be made in the Merger Consideration Share Number as a result of any proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of any Company Options. Subject to the terms and conditions of
         (i) this Agreement, including Sections 1.6(c) and 1.6(h) hereof, and
         (ii) the Escrow Agreement (as defined in Section 7.2(d)), at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company capital stock or the holders of any capital stock of Merger Sub, each share of common stock of the Company, no par value per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d)) will be canceled and extinguished and be converted automatically into the right to receive from Parent that number of shares of Parent Common Stock equal to the Exchange Ratio. For purposes of this Agreement, the following definitions shall apply:

                           (i) "Exchange Ratio" shall mean the quotient obtained
                  by dividing (x) the Merger Consideration Share Number by (y) the Fully Diluted Company Share Number, rounded down to the nearest .0000001, which quotient is 0.0974021;

                           (ii) the "Merger Consideration Share Number" is
                  6,573,436 shares of Parent Common Stock, which was determined by dividing an amount equal to the Merger Consideration by the Designated Parent Stock Price (as defined below);


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                           (iii) the "Designated Parent Stock Price" is
                  7.1499900, which is the average closing price per share of Parent's common stock on the Nasdaq National Market for the ten (10) trading day period ending on the trading day two (2) trading days immediately prior to the execution of this Agreement, rounded down to the nearest .0000001;

                           (iv) the "Fully Diluted Company Share Number" means
                  the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Common Stock issuable under, or otherwise subject to, any Purchase Rights outstanding immediately prior to the Effective Time (including any Purchase Rights that are unvested or are otherwise not then exercisable and including all shares of Company Common Stock issued or issuable upon exercise, conversion or exchange of all unvested and vested Company Options which are not exercised, converted, exchanged or expired immediately prior to the Effective Time).

                  (b) Stock Restrictions. If any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time are unvested or subject to a risk of forfeiture or other condition (other than any right of repurchase) under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same risk of forfeiture or other condition (other than any right of repurchase), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends in the discretion of Parent.

                  (c) Escrows. A number of shares of Parent Common Stock (the "Escrow Shares") determined by dividing an aggregate amount equal to $4.7 million (of which $356,179 is being reserved for any claims of the Indemnified Parties under Section 8.3(a)(i)(M), $1,900,000 is being reserved for any claims of the Indemnified Parties under Section 8.3(a)(i)(F) and $2,443,821 is being reserved for any other indemnity claim that may arise under Section 8.3 of this Agreement) by the Designated Parent Stock Price (none of which Escrow Shares shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Company or the Surviving Corporation) shall be held in escrow pursuant to the Escrow Agreement to be available as the exclusive (other than with respect to claims of fraud or intentional misrepresentation) source to reimburse Parent and its Affiliates (including the Surviving Corporation) for any Losses (as defined in Section 8.3(a) hereof) incurred in connection with this Agreement and the transactions contemplated hereby. The Escrow Shares will be withheld on a pro rata basis among the holders of Company Common Stock. The exact number of Escrow Shares held for the account of each holder of Company Common Stock will be set forth in the Escrow Schedules as provided in Section 8.2(a). The delivery of the Escrow Shares will be made on behalf of the holders of Company Common Stock in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Merger Sub directly to such holders and subsequently delivered by such holders to the Escrow Agent (as defined in Section 8.2(a)).


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                  (d) Cancellation of Parent-Owned and Company-Owned Stock. At
         the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Common Stock, or the holders of any capital stock of Merger Sub, each share of Company Common Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

                  (e) Stock Options. At the Effective Time, the Company's "Planning Technologies, Inc. Stock Incentive Plan," as amended to date (the "Option Plan"), and all options to purchase Company Common Stock (as defined in Section 2.3(a)) then outstanding under the Option Plan, shall be assumed by Parent in accordance with the following provisions:

                           (i) At the Effective Time, each outstanding option to
                  purchase shares of Company Common Stock issued under the Option Plan (each a "Company Option"), whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Parent and the Company will take all action necessary to cause the assumption by Parent as of the Effective Time of the Option Plan and all of the Company Options set forth on
                  Schedule 2.3(b) with the consent of Parent and, in each case, outstanding as of the Effective Time. The Company will take all corporate action necessary to effect, without the consent or cooperation of the holders of Company Options, such assumption by Parent and the conversion of the Company Options into options to purchase shares of Parent Common Stock as set forth herein. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan) to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                           (ii) It is the intention of the parties that the
                  Company Options assumed by Parent pursuant to this Section 1.6(e) qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.


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                           (iii) Promptly following the Effective Time, Parent
                  will issue to each holder of an outstanding (unexpired and unexercised) Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

                           (iv) Parent will reserve sufficient shares of Parent
                  Common Stock for issuance pursuant to this Section 1.6(e).

                           (v) No new options shall be issued pursuant to the
                  Option Plan. New options, if any, would be issued pursuant to the Parent's existing stock option plan.

                  (f) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any capital stock of Merger Sub, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (g) Adjustments. In the event of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, appropriate adjustments will be made to the number of shares of Parent Common Stock issuable in exchange for shares of Company Common Stock and upon the exercise of Company Options.

                  (h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Designated Parent Stock Price.

         1.7      SURRENDER OF CERTIFICATES.

                  (a) Exchange Agent. Prior to the Effective Time, Parent shall designate First Union National Bank, Charlotte, North Carolina (or if First Union National Bank is not willing or able to so act, another United States bank or trust company reasonably acceptable to the Company) to act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) Parent to Deliver Common Stock. Promptly following the Closing, but in no event later than ten (10) business days following the Closing, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, the aggregate amount of cash and the aggregate number of shares of Parent Common Stock payable or issuable


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
         pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock; provided, however, that, on behalf of the holders of shares of Company Common Stock, and pursuant to the Escrow Agreement and Section 8.2(a) hereof, Parent shall deposit the Escrow Shares with the Escrow Agent out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6.

                  (c) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten (10) business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock from Merger Sub pursuant to Section 1.6, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Promptly after the Effective Time, but in no event later than ten (10) business days following the Effective Time, the Surviving Corporation shall cause to be mailed to the Company Stockholders other than the Signing Stockholders, notice of dissenters rights pursuant to Georgia Law Sections 14-2-1301, et. Seq. and a private placement memorandum. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions (the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited with the Escrow Agent on such holder's behalf pursuant to Section 1.6 and Section 8.2(a) hereof and the Escrow Agreement), plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. At the Closing, and subject to and in accordance with the provisions of Section 8.2(a) hereof and the Escrow Agreement, Parent shall cause to be delivered to the Escrow Agent, on behalf of the holders of Certificates, certificates representing the Escrow Shares which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited with the Escrow Agent as set forth in Section 8.2(a) and the Escrow Agreement and shall be available to reimburse Parent as provided in Sections 8.2(a), 8.3(a) and the Escrow Agreement. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent


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
         Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8      NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK.

         All shares of Parent Common Stock issued by Parent and delivered by Merger Sub upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9      LOST, STOLEN OR DESTROYED CERTIFICATES.

         In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange in lieu of such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to
Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.10     TAX AND ACCOUNTING CONSEQUENCES.

         It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code (and this Agreement is intended to constitute a plan of reorganization for purposes of Section 368 of the Code) and (ii) qualify for accounting treatment as a "pooling of interests."

         1.11     TAKING OF NECESSARY ACTION; FURTHER ACTION.

         If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         1.12     PARENT TRADING POLICY.

         With respect to any shares of Parent held by any Person who serves as an officer, director or employee of Parent or any subsidiary or Affiliate of Parent, such shares shall be subject to the trading restrictions set forth in Parent's Company Policy Regarding Insider Trading.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         For purposes of this Agreement, any reference to "the knowledge" of the Company shall mean the actual awareness of the particular fact or other matter by any of the senior executive officers of the Company. Except as disclosed on the written disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Schedules"), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

         2.1      ORGANIZATION OF THE COMPANY.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth on Schedule 2.1 of the Company Schedules, the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed has had or could be reasonably expected to have a Material Adverse Effect (as defined below) on the Company. For purposes of this Agreement, a "Material Adverse Effect" shall mean, with respect to Parent on the one hand and the Company on the other hand, the result of one or more events, occurrences, changes or effects which, individually or in the aggregate, has had or could be reasonably expected to have a material adverse effect or impact on the business, assets (including intangible assets), results of operations or financial condition of such party and its subsidiaries, taken as a whole, or on such party's ability to consummate the transactions contemplated hereby; provided, however, changes in economic conditions generally or changes in the industry in which the Company or Parent, as the case may be, competes shall not constitute a "Material Adverse Effect." The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

         2.2      SUBSIDIARIES.

         The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person (as defined in Section 10.3 below).

         2.3      COMPANY CAPITAL STRUCTURE.

                  (a) The authorized capital stock of the Company consists of
         (i) 100,000,000 shares of Company Common Stock, of which 64,882,729 shares are issued and outstanding and (ii) 10,000,000 shares of Company Series A Preferred Stock, of which no shares are issued and outstanding. No shares of Company Common Stock are held in the Company's treasury. The Company Common Stock is held of record by the Persons, with the addresses of record and in the amounts set forth on
         Schedule 2.3(a) of the Company Schedules. Schedule 2.3(a) of the Company Schedules also indicates for each Company Stockholder whether any shares of Company Common Stock held by such stockholder are subject to a repurchase right in favor of the Company, the lapsing schedule for any such restricted shares, including the extent to which any such repurchase right has lapsed as of the date of this Agreement and whether (and to what extent) the lapsing will be accelerated by the transactions contemplated by this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All issued and outstanding shares of Company Common Stock have been offered, sold and delivered by the Company in compliance with applicable federal and state securities laws. There are no outstanding shares of Company Common Stock other than as set forth on Schedule 2.3(a) of the Company Schedules. Except as set forth on Schedule 2.3(a) of the Company Schedules, the Company has not declared any dividends which remain unpaid.

                  (b) The Company has reserved 6,500,000 shares of Company Common Stock under its employee stock option plans. Schedule 2.3(b) of the Company Schedules sets forth each outstanding Company Option, including the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an employee of the Company as of the date hereof, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and such option shall become exercisable as a result of the transactions contemplated by this Agreement. Except for the Company Options, and the agreements set forth on Schedule 2.3(b) of the Company Schedules, there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to (i) issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Common Stock or (ii) grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, exchangeable or convertible securities, commitment or agreement (collectively, "Purchase Rights"). Except as set forth on Schedule 2.3(b) of the Company Schedules, all issued and outstanding Company Options have been offered, issued and delivered in compliance with applicable federal and state securities laws. The holders of Company Options have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Merger. As a result of the Merger, Parent will be the record and sole beneficial owner of all Company Common Stock and rights to acquire or receive Company Common Stock. Upon the assumption by Parent of the outstanding Company Options as set forth in Section 1.6(e), all of such Company Options shall be exercisable solely for shares of Parent Common Stock as set forth in
         Section 1.6(e). The assumption of the Company Options and the Option Plan by Parent as set forth in Section 1.6(e) does not conflict with or violate the provisions of any Option Plan or any stock option or other agreement or instrument relating to or governing any Company Option and no consent or approval of, or notice to, any Person is required in connection with such assumption.

                  (c) Except as set forth on Schedule 2.3(c) of the Company Schedules, since the date of its formation, the Company has not (i) effected a subdivision of any class of Company Common Stock, (ii) declared any dividend payable in shares of Company Common Stock, (iii) declared an extraordinary dividend payable in a form other than shares of Company Common Stock in an amount that had a material effect in the fair market value of any class of Company Common Stock, (iv) combined or consolidated any class of Company Common Stock into a lesser number, or (v) engaged in a recapitalization, spin-off, reclassification or similar occurrence.

         2.4      AUTHORITY.

         The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and, subject only to the requisite approval of the Merger and the terms of this Agreement and the Escrow Agreement by the Company's stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The only vote required of the Company's stockholders to duly approve the Merger and the terms of this Agreement is the affirmative vote, by written consent in accordance with Section 14-2-704 of the Georgia Business Corporation Code or at a meeting duly called and held for such purpose, of such number of shares as would constitute as of the record date for such meeting or written consent (a) a majority of the outstanding shares of Company Common Stock. The execution and delivery of this Agreement and the Escrow Agreement and, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors, at a meeting duly called and held or by written consent, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and the Escrow Agreement and (iii) resolved to recommend to the stockholders of the Company that they adopt and approve this Agreement, the Merger, the Escrow Agreement and all the transactions contemplated hereby and thereby.

This Agreement has been duly executed and delivered by the Company, the Securityholder Agent and the Signing Stockholders and constitutes, and the Escrow Agreement, when duly executed and delivered by the Company and the Securityholder Agent will constitute, the legal, valid and binding obligation of the Company, the Securityholder Agent and the Signing Stockholders, as the case may be, enforceable against each such person in accordance with its respective terms, except that the enforcement hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each of the Company, the Securityholder Agent and the Company Stockholders has complied with, or has taken all actions necessary to render inapplicable, any state takeover statute or similar statute or regulation applicable to the Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

         2.5      NO CONFLICT.

         Except as set forth on Schedule 2.5 of the Company Schedules, the execution and delivery of this Agreement and the Escrow Agreement by each of the Company, the Securityholder Agent and the Signing Stockholders do not, and the compliance with and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Company, the Securityholder Agent and the Company Stockholders will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) other than Conflicts that would not result in a Material Adverse Effect on the Company, any Contract (as defined in Section 2.16(b) below), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Securityholder Agent, the Company Stockholders or any of the respective properties or assets of such Person.

         2.6      CONSENTS.

         No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company, the Securityholder Agent, the Signing Stockholders in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger and required certificates with the Georgia Secretary of State, (ii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.6 of the Company Schedules.

         2.7      COMPANY FINANCIAL STATEMENTS.

         The Company has previously delivered to Parent the unaudited balance sheets of the Company as of 1997, 1998, 1999 and 2000, and the related unaudited statements of operations and changes in stockholders' equity and cash flows for each of the years ended 1997, 1998, 1999 and the related unaudited statements of operations and changes in stockholders' equity for the year ended 2000 (collectively, the "Company Financial Statements"). The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods then ended, except as otherwise stated therein (or in any related notes) and except for the lack of footnotes and subject to normal audit adjustments which are not material in amount other than as set forth on Schedule 2.7 of the Company Schedules. For purposes of this Agreement, the "Balance Sheet Date" shall be December 31, 2000, and the "Company Balance Sheet" shall be the balance sheet included in the Company Financial Statements (including any related notes) for the year ended on the Balance Sheet Date.

         2.8      NO UNDISCLOSED LIABILITIES.

         Except as set forth in Schedule 2.8 of the Company Schedules, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which (i) has not been fully disclosed, reflected or reserved against in the Company Balance Sheet or the Company Financial Statements or (ii) has not arisen in the ordinary course of the Company's business consistent with past practices since December 31, 2000, in each case which has had or could be reasonably expected to have a Material Adverse Effect on the Company.

         2.9      NO CHANGES.

         Except as set forth in Schedule 2.9 of the Company Schedules, since the Balance Sheet Date through and including the date hereof there has not been, occurred or arisen any:

                  (a) transaction or action or failure to act by the Company except in the ordinary course of business as conducted on the Balance Sheet Date and consistent with past practices;

                  (b) amendments or changes to the Articles of Incorporation or Bylaws (or other comparable document) of the Company;

                  (c) capital expenditure or capital commitment by the Company of $25,000 in any individual case or $75,000 in the aggregate (other than commitments to pay expenses incurred in connection with this transaction);

                  (d) destruction of, significant damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

                  (e) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, safety or discrimination matter involving the Company, including charges of wrongful discharge or other unlawful labor practices or actions;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (g) revaluation by the Company of any of its assets;

                  (h) declaration, setting aside or payment of a dividend or other distribution with respect to any Company Common Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Common Stock;

                  (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, including, but not limited to, the modification of any existing compensation or equity arrangements with such individuals (which modification may include the amendment of any vesting terms related to Company Options held by such individuals) other than salary increases in connection with annual salary reviews consistent with past practices and in no event in excess of five percent (5%) per employee, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such Person;

                  (j) material agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound, except in the ordinary course of business and consistent with past practices;

                  (k) sale, lease, license or other disposition of any of the assets or properties of the Company, or creation of any lien or security interest in such assets or properties, except in the ordinary course of business and consistent with past practices;

                  (l) loan by the Company to any Person, incurring by the of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses or extensions of trade credit to customers in the ordinary course of business on customary terms and consistent with past practices;

                  (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

                  (n) commencement or notice or, to the Company's knowledge, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

                  (o) (i) sale by the Company of any Company "Intellectual Property" (as defined in Section 2.14 below) or the entering into of any license agreement (other than customer agreements or end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the

         Company Intellectual Property with any Person or with respect to the "Intellectual Property" (as defined in Section 2.14 below) of any Person, (ii) purchase or other acquisition of any Intellectual Property (other than commercially available software programs generally available to the public in any manner which have been licensed to the Company pursuant to licenses and which are lawfully used in the business of the Company) or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property (other than Commercial Software Rights) of any Person or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

                  (p) except as set forth on Schedule 2.3(b) of the Company Schedules, issuance or sale by the Company of any Company Common Stock or Purchase Rights or any amendment of any existing equity arrangement;

                  (q) event, occurrence, change, effect or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect on the Company; or

                  (r) agreement by the Company or any officer or, to the Company's knowledge, employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.10     TAX AND OTHER RETURNS AND REPORTS.

                  (a)      Definitions.

                           (i) For the purposes of this Agreement, "Tax" or,
                  collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

                           (ii) For the purposes of this Agreement, "Tax
                  Returns" means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

                           (iii) For the purposes of this Agreement, "Tax
                  Authority" means any governmental authority responsible for the imposition of any Tax.

                  (b) Tax Returns and Audits. Except as set forth in Schedule 2.10(b) of the Company Schedules:

                           (i) The Company has timely filed all Tax Returns
                  required to be filed. All Tax Returns filed by the Company are true, correct and complete in all material respects and have been completed in accordance with applicable law.

                           (ii) The Company: (A) has paid or accrued all Taxes
                  it is required to pay or accrue (whether or not shown as due on any Tax Return) and (B) has withheld with respect to its employees all federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld.

                           (iii) The Company has not been delinquent in the
                  payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv) None of the Tax Returns filed by the Company or
                  Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Company, threatened.

                           (v) The Company has no liability for unpaid federal,
                  state, local and foreign Taxes (including any penalties or interest assessed with respect thereto) which have not been accrued or reserved against in the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice.

                           (vi) There are (and as of immediately following the
                  Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for ad valorem taxes not yet due and payable as of such time.

                           (vii) To the Company's knowledge, there is no basis
                  for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                           (viii) None of the assets of the Company are treated
                  as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (ix) There is no contract, agreement, plan or
                  arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to an "excess parachute payment" within the meaning of Section 280G (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or Section 404 of the Code.

                           (x) The Company has not filed any consent agreement
                  under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
                  (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                           (xi) The Company is not a party to a tax sharing,
                  allocation or indemnification agreement nor does the Company owe any amount under any such agreement.

                           (xii) The Company is not, nor has the Company been at
                  any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                           (xiii) The Company's tax basis in its assets for
                  purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the tax books and records of the Company.

                           (xiv) No adjustment relating to any Tax Return filed
                  by the Company has been proposed formally or informally by any Tax Authority to the Company or any representative thereof which was not resolved more than three years ago to the satisfaction of the relevant Tax Authority.

                           (xv) The Company has not agreed to make any
                  adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement other than changes after the Effective Time to conform to Parent's accounting methods.

                           (xvi) No material claim has been made by a Tax
                  Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

                           (xvii) The Company does not have, nor has the Company
                  had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

                           (xviii) The Company has never been a member of a
                  group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise. The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated pursuant to this Agreement).

                           (xix) The Company will not be liable for any tax
                  imposed under Code Section 1374.

                           (xx) All amounts paid by the Company which have been
                  treated as deductible research and development expenses, are properly deductible on the returns as filed.

                           (xxi) The Company has paid for any transfers of
                  technology, assets or services in a manner that will be respected by the Internal Revenue Service under Internal Revenue Code Section 482 and the Regulations thereunder, and by the taxing authorities in foreign jurisdictions as arms length under similar principles in those countries.

                           (xxii) The Company was a valid S corporation for the
                  tax years 1992 to 1993. The Company terminated its S corporation status on January 1, 1994, and has been taxed as a C corporation from that date forward.

         2.11     RESTRICTIONS ON BUSINESS ACTIVITIES.

         Except as set forth in confidentiality agreements and non-disclosure agreements entered into in the ordinary course of business, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing and except as set forth on Schedule 2.11 of the Company Schedules, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.12     TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

                  (a) The Company does not own any real property, nor has the Company ever owned any real property. Schedule 2.12(a) of the Company Schedules sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto and with respect to any current lease, the aggregate annual rent. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default as defined in such leases (or event which with notice or lapse of time, or both, would constitute a default in any material respect). The operations of the Company on such real property, and to the knowledge of the Company, such real property, including improvements thereon, do not violate any applicable building code, zoning requirement, or classification, or pollution control ordinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

                  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and such Liens, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) All facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and as proposed to be conducted and (ii) in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition has not had and could not be reasonably expected to have a Material Adverse Effect on the Company.

                  (d) The Company has not sold or otherwise released for distribution any of its customer files and other customer information relating to the current and former customers of the Company (the "Company Customer Information"). No Person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

         2.13     GOVERNMENTAL AUTHORIZATION.

         Schedule 2.13 of the Company Schedules accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets except for Company Authorizations the absence or invalidity of which has not had and could not be reasonably expected to have a Material Adverse Effect on the Company.

         2.14     INTELLECTUAL PROPERTY.

         Schedule 2.14 of the Company Schedules is a complete and correct list of all of the material Intellectual Property used in or necessary for the operation of the Company's business. All Intellectual Property used in or necessary for the operation of the Company's business is owned by the Company free and clear of all security interests or the Company has a valid license to use the same. The Intellectual Property listed on Schedule 2.14 of the Company Schedules constitutes all of the proprietary rights necessary and sufficient for the lawful and efficient operation of the Company's business as presently conducted. The Company is not infringing upon, misappropriating or otherwise acting adversely to any Intellectual Property owned by any other person. The Company is not in default and, to the knowledge of the Company, no third party is in default under any license, sublicense or agreement by which the Company holds or has given to others the right to use any Intellectual Property. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause Company to be in violation or default under any license, sublicense or agreement by which the Company holds or has given to others the right to use any Intellectual Property, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. For purposes of this Agreement, "Intellectual Property" shall mean all (i) patents, patent applications, patent disclosures and all related continuation, continuation in part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names ("Trademarks") and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation (excluding computer software, data and documentation purchased by the Company from persons who are not Affiliates of the Company and who generally offer such computer software, data and documentation for sale to the public), (v) trade secrets, confidential and proprietary business information, financial, marketing and business data, pricing and cost information, databases, business and marketing plans and customer and supplier lists, and whether patentable or unpatentable and whether or not reduced to practice, know-how, research and development information, and business methods,
(vi) other proprietary rights relating to any of the foregoing, and (vii) copies and tangible embodiments thereof.

         2.15     PRODUCT WARRANTIES; DEFECTS; LIABILITIES.

         Each Company Product has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties. The Company has no liability or obligation (and to the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations incurred in the ordinary course of business consistent with past practice. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 2.15 of the Company Schedules includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products and copies of the Company's standard forms of merchant agreements, portal agreements and professional services agreements.

         2.16     CONTRACTS.

                  (a) Except as set forth on Schedule 2.16(a) of the Company Schedules, the Company does not have, is not a party to or is not bound by:

                           (i) any collective bargaining agreements,

                           (ii) any employment or consulting agreement, contract
                  or commitment with any officer, director, employee or member of the Company's Board of Directors that is not immediately terminable at will by the Company without payment or penalty,

                           (iii) any bonus, deferred compensation, pension,
                  profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                           (iv) any employment or consulting agreement with an
                  employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company,

                           (v) any agreement or plan, including any stock option
                  plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                           (vi) any fidelity or surety bond or completion bond,

                           (vii) any lease of personal property having a value
                  individually in excess of $25,000 per annum or which is not cancelable by the Company without penalty within ninety (90) days,

                           (viii) any agreement of indemnification or guaranty
                  other than customer agreements entered into in the ordinary course of business,

                           (ix) any agreement containing any covenant limiting
                  the freedom of the Company to engage in any line of business or to compete with any Person,

                           (x) any agreement relating to capital expenditures
                  and involving future payments in excess of $25,000,

                           (xi) any agreement relating to the disposition or
                  acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                           (xii) any mortgages, indentures, loans or credit
                  agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof, other than extensions of trade credit on customary terms in customer agreements entered into in the ordinary course of business,

                           (xiii) any purchase order or contract involving
                  $25,000 or more,

                           (xiv) any construction contracts,

                           (xv) any dealer, distribution, joint marketing
                  (including any pilot program), development, content provider, destination site or sales representative agreement,

                           (xvi) any agreement pursuant to which the Company has
                  granted or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements,

                           (xvii) any original equipment manufacturer, value
                  added, remarketer or other agreement for distribution of the Company's products or services, or the products or services of any other Person,

                           (xviii) any agreement pursuant to which the Company
                  has advanced or loaned any amount to any stockholder of the Company or any director, officer, employee, or consultant other than business travel advances in the ordinary course of business consistent with past practice,

                           (xix) any client service agreements or customer
                  support agreements, or

                           (xx) any other agreement that involves $25,000 or
                  more and is not cancelable by the Company without penalty within ninety (90) days and any other agreement that is not cancelable by the Company without penalty within one (1) year.

                  (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all set forth in
         Schedule 2.16(b) of the Company Schedules, the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, mortgage, lease, indenture, instrument, contract or commitment required to be set forth on Schedule 2.16(a) of the Company Schedules, Schedule 2.14(b) of the Company Schedules or Schedule 2.14(c) of the Company Schedules (any such agreement, mortgage, lease, indenture, instrument, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.16(b) of the Company Schedules, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

         2.17     CHANGE OF CONTROL PAYMENTS.

         There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of or consultants to the Company as a result of or in connection with the Merger, other than any plan or agreement (i) with respect to which rights to any such payment have been waived or (ii) that provides for accelerated vesting of stock options granted by the Company.

         2.18     INTERESTED PARTY TRANSACTIONS.

         Except as set forth on Schedule 2.18 of the Company Schedules, to the Company's knowledge, no officer, director or Affiliate of the Company (nor, to the Company's knowledge, any ancestor, sibling, descendant or spouse of any of such Persons, or any Person in which any of such Persons has or had an economic interest) has or, since June 22, 1999, has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.18. There are no receivables of the Company owing by any director, officer, employee, or consultant to the Company (or, to the Company's knowledge, any ancestor, sibling, descendant or spouse of any such Persons, or any Person in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practice). None of the stockholders of the Company has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

         2.19     COMPLIANCE WITH LAWS.

         The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, ordinance, law, rule or regulation or any judgment, order or injunction.

         2.20     LITIGATION.

         Except as set forth on Schedule 2.20 of the Company Schedules, there is no action, suit, claim or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers, directors or employees, nor, to the knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties or any of its officers, directors or employees by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

         2.21     INSURANCE.

         Schedule 2.21 of the Company Schedules sets forth a complete list of all insurance policies and fidelity bonds covering the respective assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company or any Company Employee Plan pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.22     BOOKS AND RECORDS.

                  (a) The books, records and accounts of the Company (i) are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the respective assets of the Company and (iii) accurately and fairly reflect the basis for the Company Unaudited Financial Statements.

                  (b) The Company has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of the Company is compared with the existing assets at reasonable intervals in connection with the preparation of annual audits of the Company's consolidated financial statements and appropriate action is taken with respect to any differences.

                  (c) The minute books of the Company have been made available to counsel for Parent and are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

         2.23     ENVIRONMENTAL MATTERS.

                  (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released in violation of any Law or environmental permit any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any law, rule, regulation, or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company's knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could reasonably be expected to involve the

         Company in any environmental litigation or impose upon the Company any material environmental liability.

         2.24     BROKERS' AND FINDERS' FEES.

         Except as set forth on Schedule 2.24 of the Company Schedules, neither the Company nor any of the Company Stockholders has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Attached to Schedule 2.24 of the Company Schedules are copies of any written agreements and the summary of terms for any oral agreements with respect to such fees.

         2.25     EMPLOYEE MATTERS AND BENEFIT PLANS.

                  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.25(a)(i) below (such definition shall only apply to this Section 2.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "Affiliate" shall mean any Person under common
                  control with the Company within the meaning of Section 414(b),
                  (c), (m) or (o) of the Code and the regulations thereunder;

                           (ii) "COBRA" shall mean the Consolidated Omnibus
                  Budget Reconciliation Act of 1985, as amended;

                           (iii) "Company Employee Plan" shall refer to any
                  plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each "employee benefit plan", within the meaning of
                  Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate or for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                           (iv) "DOL" shall mean the United States Department of
                  Labor.

                           (v) "Employee" shall mean any current, former, or
                  retired employee, officer, or director of the Company or any Affiliate;

                           (vi) "Employee Agreement" shall refer to each
                  management, employment, severance, consulting, relocation, repatriation, expatriation, or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                           (vii) "ERISA" shall mean the Employee Retirement
                  Income Security Act of 1974, as amended;

                           (viii) "FMLA" shall mean the Family Medical Leave Act
                  of 1993, as amended;

                           (ix) "IRS" shall mean the Internal Revenue Service;

                           (x) "Multiemployer Plan" shall mean any "Pension
                  Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA;

                           (xi) "Multiple Employer Plan" means an employee
                  benefit plan (as defined in Section 3(3) and Section 3(40) of ERISA) which is covered by ERISA (other than a Multiemployer
                  Plan) and which the Company or any Affiliate and at least one employer, other than the Company, or any Affiliate are contributing sponsors; and

                           (xii) "Pension Plan" shall refer to each Company
                  Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.25(b) of the Company Schedules contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any Affiliate has any stated plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), nor any intention or commitment to do any of the foregoing.

                  (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with any applicable summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other governmental agency with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan or its related trust including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all material communications intended as such, and not otherwise listed herein, that have been distributed to any employees with respect to any Company Employee Plan and any proposed Company Employee Plans or any Employee's participation thereunder, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or the Company Employee Plan; (ix) the most recent COBRA forms and related notices;
         (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Employee Plan and (xii) all correspondence to or from any governmental agency relating to any Company Employee Plan.

                  (d) Employee Plan Compliance. Except as set forth on Schedule 2.25(d) of the Company Schedules, (i) the Company and each Affiliate has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS covering all plan provisions that are not subject to a remedial amendment period under Section 401(b) of the Code; (iii) no non-exempt "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and in accordance with applicable law, without liability to the Company, Parent or any of its Affiliates (other than reasonable administration expenses incurred as a result of such termination); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 501(l) of ERISA or Section 4975 through 4980D of the Code; and (ix) each Multiple Employer Plan, whether a Company Employee Plan intended to be qualified under Section 401(a) of the Code, or a Multiple Employer Welfare Arrangement (MEWA) (if any) as defined in
         Section 3(40) of ERISA, has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules, and regulations, including but not limited to ERISA or the Code.

                  (e) Pension Plans. The Company and each Affiliate does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                  (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

                  (g) No Post-Employment Obligations. Except as set forth in
         Schedule 2.25(g) of the Company Schedules, no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                  (h) COBRA. The Company and its Affiliates, at all times prior to the Closing Date, have substantially complied with the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of the Georgia Family Rights Act applicable to its Employees, or the requirements of the Health Insurance Portability and Accountability Act of 1996.

                  (i) Effect of Transaction. Except as provided in Section 1.6 of this Agreement or as set forth in Schedule 2.25(i) of the Company Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (j) Employment Matters. Schedule 2.25(j) of the Company Schedules lists all current officers, directors and employees of the Company. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees (including any immigration laws with respect to the same); (ii) has, in all material respects, withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice) or for any civil or criminal penalties pertaining to violations incurred under the Employer Sanctions provisions of the immigration laws. There are no pending, reasonably anticipated or, to the Company's knowledge, threatened claims or actions against the Company under any workers compensation policy or long-term disability policy. Each Person who is acting or has acted as a consultant or service provider to the Company is acting or acted as an "independent contractor" and could not, based on the facts and circumstances of his consultancy, reasonably be deemed to be or have been "employed" with the Company. Schedule 2.25(j) of the Company Schedules also sets forth all outstanding offers of employment, whether written or oral, made to any employee or prospective employee, which offer has not been rejected by the offeree.

                  (k) Labor. No work stoppage or labor strike against the Company or any Affiliate is pending or, to the Company's knowledge, threatened. Neither the Company nor any Affiliate is involved in or, to the Company's knowledge, threatened with, any labor dispute, grievance, claim, charge or litigation relating to labor, safety, immigration or discrimination matters involving any Employee, including charges of unfair labor practices, discrimination complaints and/or abuse or non-compliance with immigration laws, which, if adversely determined, could, individually or in the aggregate, result in any liability to the Company or any Affiliate. Neither the Company nor any Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which could, individually or in the aggregate, directly or indirectly result in any liability to the Company or any Affiliate. To the Company's knowledge, there are no activities or proceedings of any labor union to organize any Employees. Neither the Company nor any Affiliate is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Affiliate.

                  (l) No Interference or Conflict. To the Company's knowledge, no officer, employee or consultant of the Company or any Affiliate is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Person's efforts to promote the interests of the Company or any Affiliate or that would interfere with the Company's or any Affiliate's business. To the Company's knowledge, none of the execution, delivery or performance of this Agreement by the Company, nor the carrying on of the Company's or any Affiliate's respective business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's or any Affiliate's respective business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.26     BANK ACCOUNTS.

         Schedule 2.26 of the Company Schedules constitutes a full and complete list of all the bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

         2.27     GOVERNMENT CONTRACTS.

         Except as described on Schedule 2.27 of the Company Schedules, (i) the Company is not a party, either as a prime contractor or as a subcontractor, to any Contract with the United States Government or any body, subdivision, department, bureau, agency, commission, board, instrumentality or authority thereof, including, but not limited to, the U.S. Department of Defense or any military service of the United States (a "Government Contract"), (ii) the Company has not received or applied for any facility security clearances issued or to be issued under the U.S. Department of Defense Industrial Security program or by or through any similar agency, (iii) the Company has not exported products or technical data or provided services under the International Traffic in Arms Regulations of the United States (22 CFR Subchapter M) or under a validated license or similar permit issued by the U.S. Department of Defense or any similar agency, and (iv) the Company is not (A) prohibited, debarred or otherwise restricted from entering into Government Contracts in the future, (B) limited in any way with respect to its ability to bid, or its qualifications for bidding, on Government Contracts, or (C) prohibited in any way from maintaining any products on Qualified Products Lists maintained by any Governmental Authority. The Company has not issued or been the cause of issuance of any product quality or recall notices including, without limitation, any Government Industry Data Exchange Program (GIDEP) alerts in connection with the Business.
Schedule 2.27 of the Company Schedules contains a true and complete list of all products of the Company that are listed on any federal "Qualified Products List" and the Governmental Authorities that maintain the lists for such products. The Company does not possess any property furnished by any Governmental Authority in connection with its business.

         2.28     AFFILIATES.

         Schedule 2.28 of the Company Schedules sets forth those Persons who are "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and Accounting Series Releases 130 and 135, as amended, of the SEC (each such Person an "Affiliate"). The Company has delivered to Parent, concurrently with the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit A.

         2.29     POOLING OF INTERESTS.

         Neither the Company nor any of its Affiliates has taken or agreed to take any action which could materially affect the ability of Parent to account for the business combination to be effected by the Merger as a "pooling of interests."

         2.30     INDEMNIFICATION OBLIGATIONS.

         Except as set forth in Schedule 2.30 of the Company Schedules, neither the Company nor any the Signing Stockholders has any knowledge of any action, proceeding or other event pending or threatened against any officer or director of the Company which would give rise to any indemnification obligation of Company to its officers and directors under its Articles of Incorporation, Bylaws or any agreement between the Company and any of its officers or directors.

         2.31     REPRESENTATIONS COMPLETE.

         None of the representations or warranties made by the Company and the Signing Stockholders in this Agreement, nor any statement made in any Company Schedule or certificate furnished by the Company or the Signing Stockholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

         2.32     COMPANY DISCLOSURE SCHEDULES.

         The information and disclosures contained in any of the Company Schedules shall be deemed to be part of and qualify the representations and warranties that specifically refer to the particular Company Schedule and such other representations and warranties as a reasonable person reading any such schedule would reasonably relate to such other representations and warranties.

                                  ARTICLE II-A

           REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

         2A.1     ACCREDITED INVESTOR.

         Each Signing Stockholder is an "accredited investor" as defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended.

         2A.2     POOLING OF INTERESTS.

         None of the Signing Stockholders has taken or agreed to take any action which could materially affect the ability of Parent to account for the business combination to be effected by the Merger as a "pooling of interests."

         2A.3     BROKERS' AND FINDERS' FEES.

         None of the Company Stockholders has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2A.4     CONSENTS.

         No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Securityholder Agent or the Signing Stockholders in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger and required certificates with the Georgia Secretary of State, and (ii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina.

         2A.5     NO CONFLICT.

         The execution and delivery of this Agreement and the Escrow Agreement by each of the Securityholder Agent and the Signing Stockholders does not, and the compliance with and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Securityholder Agent and the Signing Stockholders will not, Conflict with (i) any provision of the organizational, charter or governing documents of any of the Signing Stockholders, as applicable, or (ii) other than Conflicts that would not result in a Material Adverse Effect on the Securityholder Agent, the Signing Stockholders, or the Company, any contract, agreement, mortgage, lease, indenture, instrument, commitment, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Securityholder Agent, the Signing Stockholders or any of the respective properties or assets of such Person.

         2A.6     AUTHORITY.

         The Signing Stockholders have all requisite corporate or partnership power and authority, as applicable, to execute and deliver this Agreement and the Escrow Agreement and, subject only to the requisite approval of the directors or any general partner of the Signing Stockholders, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of the Signing Stockholders, as applicable. This Agreement has been duly executed and delivered by the Securityholder Agent and the Signing Stockholders and constitutes, and the Escrow Agreement, when duly executed and delivered by the Securityholder Agent will constitute, the legal, valid and binding obligation of the Securityholder Agent and the Signing Stockholders, as the case may be, enforceable against each such Person in accordance with its respective terms, except that the enforcement hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each of the Securityholder Agent and the Signing Stockholders has complied with, or has taken all actions necessary to render inapplicable, any state takeover statute or similar statute or regulation applicable to the Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Each of Parent and Merger Sub jointly and severally represents and warrants to the Company, except as set forth in the written disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the "Parent Schedules"), as follows:

         3.1      ORGANIZATION OF PARENT AND MERGER SUB.

         Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of Parent and Merger Sub has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified has had or could be reasonably expected to have a Material Adverse Effect on Parent.

         3.2      AUTHORITY.

         Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its respective terms, except as the enforcement hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar taws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the Escrow Agreement by Parent and Merger Sub does not, and the compliance with and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub or
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, the breach, violation, default, termination or forfeiture of which could be reasonably expected to have a Material Adverse Effect on Parent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and publication of notice of the Merger in the county in Georgia where the registered office of the Company is located once a week for two consecutive weeks, (ii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, (iii) any filings, consents and approvals of or with the Nasdaq National Market ("Nasdaq"), or (iv) such consents, approvals, order, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

         3.3      PARENT COMMON STOCK.

         The shares of Parent Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

         3.4      SEC FILINGS; PARENT FINANCIAL STATEMENTS.

                  (a) Since August 16, 1999, Parent has filed all forms, reports, and documents required to be filed by Parent with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act and has made available to the Company such forms, reports, and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the "Parent SEC Reports." As of their respective filing dates, the Parent SEC Reports (i) complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto) included in the final prospectus relating to the initial public offering of Parent Common Stock and in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Effective Time (the "Parent Financial Statements"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments).

                  (c) Parent meets the "registrant requirements" provided under the SEC's General Instructions for use of Form S-3.

         3.5      NO MATERIAL ADVERSE CHANGE.

         Except as set forth in Schedule 3.5 of the Parent Schedules, during the period commencing on the date of the most recent balance sheet included in the Parent Financial Statements, through and including the date of this Agreement, Parent has conducted its business in the ordinary course of business consistent with past practices and no events, occurrences, changes or effects have occurred which, individually or in the aggregate, have had or could be reasonably expected to have a Material Adverse Effect on Parent. For purposes of this Section

3.5, changes in economic conditions generally or changes in the industry in which Parent competes shall not constitute a "Material Adverse Effect."

         3.6      PARENT CAPITAL STRUCTURE.

         The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock, par value $.0001 per share, none of which shares are issued and outstanding, and 225,000,000 shares of Parent Common Stock, of which, as of December 31, 2000, (a) 161,593,691 shares were issued and outstanding and (b) 13,086,088 shares were reserved for issuance pursuant to Parent's stock option and stock purchase plans. Except as aforestated, there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which Parent is a party or by which it is bound obligating Parent to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

         3.7      AFFILIATE AGREEMENTS.

         Schedule 3.7 of the Parent Schedules sets forth those Persons who are Affiliates of Parent (each such Person a "Parent Affiliate"). Parent has delivered to the Company, concurrently with the execution of this Agreement, from each Parent Affiliate, an executed Affiliate Agreement in the form attached hereto as Exhibit B.

         3.8      POOLING OF INTERESTS.

         Neither Parent nor any Parent Affiliate has taken or agreed to take any action which could materially affect the ability of Parent to account for the business combination to be effected by the Merger as a "pooling of interests."

         3.9      MERGER SUB.

         Merger Sub was formed solely by Parent for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby.

         3.10     LITIGATION.

         There is no action, suit or proceeding at law or in equity, or by or before any governmental instrumentality or agency or arbitral body, now pending or overtly threatened against Parent, or any of its assets or properties, (i) that seeks to prohibit, restrain or enjoin the transactions contemplated by the Transaction Documents or (ii) that questions the validity of the Transaction Documents or the right of the Company to execute, deliver and perform the Transaction Documents or to consummate the transactions contemplated thereby.

         3.11     REPRESENTATIONS COMPLETE.

         None of the representations or warranties made by Parent or Merger Sub in this Agreement, nor any statement made in any Parent Schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                     SECURITIES ACT COMPLIANCE; REGISTRATION

         4.1      RESTRICTIONS REGARDING SECURITIES LAW MATTERS.

         Each stockholder of the Company, by virtue of the Merger and the conversion into Parent Common Stock of the Company Common Stock held by such stockholder, shall be bound by the following provisions:

                  (a) Such stockholder will not offer, sell, or otherwise dispose of any shares of Parent Common Stock except in compliance with the Securities Act and the rules and regulations thereunder.

                  (b) Such stockholder will not sell, transfer or otherwise dispose of any shares of Parent Common Stock unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and the stockholder furnishes Parent with reasonable proof of compliance with such Rule, (ii) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common Stock or (iii) the offer and sale of Parent Common Stock is registered under the Securities Act.

         4.2      REGISTRATION RIGHTS.

         Each Company Stockholder acknowledges that the issuance of the Parent Common Stock in the Merger will not be registered under the Securities Act in reliance upon the exemption(s) from registration provided thereby, including
Section 4(2) and regulations promulgated thereunder. Each Company Stockholder also acknowledges that the issuance of the Parent Common Stock issued in the Merger will not be registered under the securities laws of any state. Consequently, each Company Stockholder understands that the shares of Parent Common Stock issued in the Merger cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Therefore, Parent shall, within fifteen (15) days following the filing of Parent's Annual Report on Form 10-K with the SEC for the year ended February 28, 2001, but no later than May 10, 2001, file a Registration statement on Form S-3 (or any successor form) (the "Registration Statement") to register the Parent Common Stock for resale to the public and shall use its best efforts to cause such Registration Statement to be declared effective as soon as commercially reasonable thereafter; provided, however, that Parent shall not be required in connection with this Section 4.2 to qualify as a foreign corporation or consent to service of process in any jurisdiction. Parent shall use its best efforts to cause the Registration Statement to remain effective until the first anniversary date of the Effective Time or such lesser period until all shares of Parent Common Stock have been resold to the public. Each Company Stockholder understands that there will be placed on the certificates representing the Parent Common Stock issued in the Merger as Merger Consideration a legend stating in substance the following and each Company Stockholder understands that Parent will refuse to permit the transfer of the Parent Common Stock out of such Company Stockholder's name in the absence of compliance with the terms of such legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. RED HAT, INC. (THE "CORPORATION") WILL NOT TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE CORPORATION, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

         In the event that, in the judgment of Parent, it is advisable, in order to continue to be in compliance with all applicable Federal or state securities laws, to suspend use of a prospectus included in Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which Parent believes public disclosure would be detrimental to Parent, Parent shall notify all Company Stockholders to such effect, and, upon receipt of such notice, each Company Stockholder shall immediately discontinue any sales of Parent Common Stock pursuant to the Registration Statement until such Company Stockholder has received copies of a supplemented or amended prospectus or until such Company Stockholder is advised in writing by Parent that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. Notwithstanding anything to the contrary herein, Parent shall not exercise its rights under this Section 4.2 to suspend sales of Parent Common Stock for a period in excess of 60 days in any 365-day period.

         4.3      REGISTRATION STATEMENT.

                  (a) In connection with the preparation of the Registration Statement, the Company Stockholders shall:

                           (i) provide promptly to Parent such information as
                  Parent may reasonably request and may be required for inclusion in the Registration Statement, including beneficial ownership of Parent Common Stock and the intended method or plan of distribution;

                           (ii) promptly advise Parent if at any time prior to
                  the Effective Time they should obtain any knowledge of any fact that might make it necessary or appropriate to amend or supplement the Registration Statement; and

                           (iii) agree to customary indemnification and other
                  provisions in connection with the preparation and filing of the Registration Statement.

                  (b) The information supplied by the Company Stockholders in writing for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which made, not misleading.

                  (c) In connection with the preparation of the Registration Statement, Parent shall:

                           (i) Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period set forth above and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of the shares of Parent Common Stock covered by the Registration Statement.

                           (ii) Deliver to the Stockholders such numbers of copies of the Registration Statement, prospectus, and any amendments and supplements thereto, in conformity with the requirements of the 1933 Act, such documents incorporated by reference in the Registration Statement and such other documents as the Stockholders reasonably request, in order to facilitate the public sale or other disposition of the Parent Common Stock. Availability of such documents on the SEC's Electronic Data Gathering and Retrieval System shall be deemed to constitute delivery pursuant to this Section 4.3(c)(ii).

                           (iii) Use its reasonable efforts to file in a timely manner any reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1933 Act"), and take such further action as the Stockholders may reasonably request, from time to time to enable each Stockholder to sell the Parent Common Stock owned by it without registration under the 1933 Act pursuant to the exemption provided by Rule 144.

                           (iv) Agree to customary indemnification and other provisions in connection with preparation and filing of the Registration Statement.

                           (v) Pay all legal and accounting fees, all printing fees and all other fees, costs and expenses in connection with the preparation and filing of the Registration Statement.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         5.1.     CONDUCT OF BUSINESS OF THE COMPANY.

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company or its business. By way of amplification and not limitation, except as expressly contemplated by this Agreement, the Company shall not without the prior written consent of Parent:

                  (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any outstanding Company Options or Company Common Stock subject to vesting, or reprice Company Options or authorize cash payments in exchange for any such outstanding options;

                  (b) Make any payment or enter into any commitment or transaction outside of the ordinary course of business in excess of $25,000;

                  (c) Modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder;

                  (d) Transfer to any person or entity any rights to the Company Intellectual Property (other than pursuant to end-user licenses granted to customers of the Company in the ordinary course of business);

                  (e) Enter into (except in the ordinary course of business and consistent with past practices) or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

                  (f) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts;

                  (g) Commence any litigation except to enforce its rights hereunder or under any agreements related hereto;

                  (h) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Common Stock;

                  (i) Purchase, redeem or otherwise acquire, directly or indirectly, any Company Common Stock or Company Options, except repurchases of unvested shares of Company Common Stock at cost in connection with the termination of the employment relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

                  (j) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Common Stock or Purchase Rights (except for the issuance of any Company Common Stock upon exercise or conversion of presently outstanding Company Options);

                  (k) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                  (l) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $25,000 in the case of a single transaction or in excess of $50,000 in the aggregate;

                  (m) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

                  (n) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                  (o) Grant any severance or termination pay (i) to any director or officer or (ii) to any other Employee except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Schedules, or adopt any new severance plan;

                  (p) Adopt or amend any Company Employee Plan, or enter into any Employee Agreement, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries or wage rates of its Employees; except that from and after the date that the Company and Parent agree on a mutually acceptable hiring plan (which shall be agreed within fourteen days of the date hereof) the Company may extend employment offers consistent with the hiring plan;

                  (q) Effect or agree to effect, including by way of involuntary termination, any change in the Company's directors, officers or key Employees;

                  (r) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (s) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet (or the notes thereto) or that arose in the ordinary course of business subsequent to the Balance Sheet Date or expenses consistent with the provisions of this Agreement incurred in connection with the transaction contemplated hereby;

                  (t) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (u) Enter into any strategic alliance, joint development or joint marketing agreement;

                  (v) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

                  (w) Take or agree to take any action which would preclude the ability of Parent to account for the business combination to be effected by the Merger as a "pooling of interests;" or

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.l(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants and obligations hereunder.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1      STOCKHOLDER APPROVAL.

         The Company shall take all action necessary to obtain the written consent of the holders of Company Common Stock (the "Company Stockholders Approval") prior to Closing in order to obtain the approval by the Company's Stockholders of the Merger, this Agreement, the Escrow Agreement, and the transactions contemplated hereby and thereby. The Company shall ensure that stockholder approval is solicited in compliance with the procedural requirements of Georgia Law, the Articles of Incorporation and Bylaws of the Company and all other applicable legal requirements. The Company agrees to use its best efforts and to take all action necessary or advisable to secure the necessary votes required by Georgia Law, the Company's Articles of Incorporation and Bylaws to effect the Merger.

         6.2      ACCESS TO INFORMATION.

         The Company shall afford Parent and its accountants, legal counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) the properties, books, contracts, commitments and records of the Company and (b) such other information concerning the business, properties, and personnel of the Company as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         6.3      CONFIDENTIALITY.

         The parties acknowledge that the Company and Parent have previously executed a Nondisclosure Agreement, dated as of February 8, 2001 (the "Nondisclosure Agreement"), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

         6.4      PUBLIC DISCLOSURE.

         Unless otherwise required by applicable laws, rules or regulations (including securities laws, rules and regulations) or, as to Parent or iGate Capital Corporation ("iGate"), by regulatory authority of the National Association of Securities Dealers, Inc. ("NASD"), Nasdaq or the SEC, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than disclosures to Company stockholders pursuant to Section 6.2) unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld or delayed.

         6.5      CONSENTS.

         The Company shall promptly apply for or otherwise seek and use its best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. All of such consents and approvals are set forth in Schedule 2.6 of the Company Schedules. Each of Parent and Merger Sub shall promptly apply for or otherwise seek and use its best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger.

         6.6      LEGAL CONDITIONS TO THE MERGER.

         Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or notice to, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         6.7      REASONABLE BEST EFFORTS; ADDITIONAL DOCUMENTS AND FURTHER
                  ASSURANCES.

         Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement, and the transactions contemplated hereby.

         6.8      NOTIFICATION OF CERTAIN MATTERS.

         The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which has caused or is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         6.9      POOLING ACCOUNTING.

         Parent and the Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests in accordance with GAAP which shall be acceptable to the SEC. Each of Parent and the Company shall use its reasonable best efforts to cause its respective employees, directors, stockholders and Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests in accordance with GAAP which shall be acceptable to the SEC. Neither Parent nor the Company shall take any action, either before or after consummation of the Merger, including the acceleration of vesting of any options, stock purchase rights, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to interfere with Parent's ability to account for the Merger as a pooling of interests in accordance with GAAP which shall be acceptable to the SEC.

         6.10     REORGANIZATION.

         It is the intent of the Company, Parent and the Surviving Corporation that this Merger qualify as a tax-free reorganization under Section 368(a) of the Code. Neither Parent nor the Company shall take any action which reasonably would be expected to interfere with the qualification of the Merger as a tax-free reorganization under Section 368(a) of the Code.

         6.11     FORM S-8.

         Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to assumed Company Options no later than 60 days after the Closing Date.

         6.12     BLUE SKY LAWS.

         Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its reasonable best efforts to assist Parent as may be necessary, to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         6.13     NO SOLICITATION.

         From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company and the Company Stockholders will not, and the Company will not permit its directors, officers, employees, representatives, investment bankers, agents, or Affiliates to, directly or indirectly (i) initiate, solicit or encourage any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any "Acquisition Proposal" (as defined herein) by any Person, or
(ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford access to the properties, books, or records of the Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person (other than Parent and its Affiliates, agents, and representatives) for the purpose of making, or take any other action to facilitate the making, of an Acquisition Proposal or inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal or change, withdraw or modify its position with respect to the Merger. For the purposes of this Agreement, "Acquisition Proposal" shall mean any of one following (other than the transactions between the Company, Parent and Merger Sub contemplated hereunder) involving the Company: (i) a proposal for any transaction pursuant to which any Person or its Affiliates (a "Third Party") proposes to acquire beneficial ownership of at least ten percent (10%) of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least ten percent (10%) of the outstanding equity securities of the Company, or the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions (including any license) pursuant to which any Third Party proposes to acquire control of assets of the Company having a fair market value equal to or greater than ten percent (10%) of the fair market value of all of the assets of the Company, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will, and will cause its directors, officers, employees, representatives, investment bankers, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly (i) notify Parent if it receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) notify Parent of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents, and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal made by any Person (other than Parent).

         6.14     TERMINATION OF COMPANY INVESTOR RIGHTS.

         Except as otherwise set forth on Schedule 6.14 of the Parent Schedules, the Company shall take such steps as may be necessary (other than obtaining any required consent of Peter J.

Korman) to provide for termination as of the Closing Date of all stockholders' agreements that govern the rights of holders of equity interests in the Company and all investor rights granted by the Company to its stockholders and in effect prior to Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, including, without limitation, (i) the indemnification rights granted to certain Company stockholders in that certain Stock Purchase Agreement dated June 22, 1999, by and among Grumman Hill Investments III, L.P. ("GHI"), AppliedTheory Corporation ("ATC"), the Company, Arturo Sanchez, Ronald Spencer and Peter Korman and (ii) that certain Shareholders Agreement dated as of March 31, 2000 by and among the Company, GHI, ATC, iGate, ENS, Inc., Arturo Sanchez, and Ronald Spencer.

         6.15     EMPLOYMENT TERMS.

         With respect to Arturo "Jake" Sanchez, Ronald G. Spencer and Sushma Rajagopalan, who Parent and Company agree will continue as employees of the Company or Parent after the Closing Date, and any other Company employees who shall be retained as Surviving Corporation employees after the Closing Date, such employment relationship will be employment at will and will be subject to the rights and conditions applicable to similarly situated employees of Parent. For purposes of determining the date of commencement of employment for a Company employee that is retained as a Surviving Corporation employee, the date such employee commenced employment with the Company shall be used.

         6.16     RELEASE BY SIGNING STOCKHOLDERS.

                  (a) Except as otherwise set forth on Schedule 6.16 of the Parent Schedules, each Signing Stockholder, for himself, his predecessors, successors, heirs, personal representatives, and assigns and affiliated entities (whether parent, sister, subsidiary, partner or otherwise), as the case may be, hereby fully and forever releases and discharges the Company, its successors, heirs, personal representatives, assigns and affiliated companies (other than Parent), as the case may be, from any and all Obligations and Claims.

                  "Obligation" means any and all obligations, whether previously or now existing, which the Company may have to, or have incurred for the benefit or on behalf of, any Signing Stockholder, whether pursuant to written or oral agreement or understanding, statute, provision of the Company's certificate of incorporation or bylaws, or otherwise, including any obligations under or arising out of any indebtedness, guaranty, promissory note, security agreement, mortgage or deed of trust or other contract, agreement or instrument.

                  "Claim" means any and all claims, rights, demands, causes of action, suits, liabilities, damages, actions, litigation, proceedings, arbitrations or similar matters whatsoever of every kind and nature, in law or equity, known or unknown, actual or potential, previously or now existing, whether foreseen or unforeseen, and whether or not damages therefrom have accrued, including any and all rights which any Signing Stockholder may have against the Company (including the right to receive indemnification or contribution payments from the Company).

                  (b) Each Signing Stockholder acknowledges and agrees to and with the Company that the consideration received by each of them for the execution and delivery of this Agreement was fully negotiated and bargained for and constitutes full and fair consideration for the agreements, waivers, releases and indemnifications by each of them set forth herein.

                  (c) Each Signing Stockholder hereby represents and warrants to the Company that such Signing Stockholder has carefully read the provisions of this Agreement and that he has reviewed such provisions with his attorneys and has consulted therewith regarding his rights and obligations under this Agreement, that he has had ample and sufficient opportunity to consider the terms of this Agreement without duress or coercion, that he understands and freely accepts all of the terms and conditions of this Agreement, and that he knowingly and voluntarily enters into this Agreement in reliance wholly upon their respective judgments, belief and knowledge, and that this Agreement has been entered into by them without reliance upon any statement from the Company or representative thereof. Accordingly, each Signing Stockholder forever waives all rights to assert that this Agreement was the result of a mistake in law or in fact or to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

         6.17     DISSENTERS' RIGHTS.

                  PTI shall comply with the provisions of Sections 14-2-1301 et. seq of Georgia Law regarding dissenters' rights with respect to the Company Stockholders who did not execute the consent action of Shareholders approving the Merger.

         6.18     INTERCOMPANY ACCOUNTS.

                  (a) Within thirty (30) days from the Closing Date, the Company shall pay to iGate all amounts referenced on Schedule 6.18(a) of the Parent Schedules.

                  (b) iGate shall use its best efforts to collect from customers the amounts referenced on Schedule 6.18(b) of the Parent Schedules, and shall remit such amounts to the Company within three (3) business days of iGate's receipt of any such amounts. However, iGate does not warrant that such amounts are collectible.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         7.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.

         The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. The terms of this Agreement, the Escrow Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger, which makes consummation of the Merger illegal.

                  (c) Tax Opinion. The Company shall have received a written opinion from Moore and Van Allen PLLC, counsel to the Parent and Merger Sub, addressed to the Company and the Company's stockholders, in form and substance reasonably satisfactory to Parent and the Company and the counsel of each, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

                  (d) No Proceedings or Challenges. No investigation, action, suit or proceeding by any Governmental Entity, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement or the Merger or seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

                  (e) Opinion of Accountants. Each of PricewaterhouseCoopers LLP (Raleigh office), on behalf of Parent, and Arthur Andersen, LLP on behalf of the Company, shall have delivered a letter to Parent affirming that firm's written concurrence, delivered concurrently with the Closing, with Parent management's and the Company management's conclusions, respectively, that no conditions exist that would preclude Parent from accounting for the Merger as a "pooling of interests" under Accounting Principles Board Opinion No. 16 and the applicable rules and regulations of the SEC, if consummated in accordance with this Agreement.

         7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SIGNING STOCKHOLDERS.

         The obligations of the Company and the Signing Stockholders to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company and the Securityholder Agent:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), except where the failure to be so true and correct in the aggregate would not have a Material Adverse Effect on Parent, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes or effects which, individually or in the aggregate, have had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 2.1 above) on Parent or Merger Sub.

                  (d) Escrow Agreement. Each of Parent, Merger Sub, the Securityholder Agent and First Union National Bank, as Escrow Agent, shall have executed and delivered to the Company the Escrow Agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement").

                  (e) Legal Opinion. The Company shall have received a legal opinion from Moore & Van Allen PLLC, counsel to Parent and Merger Sub, in the form attached hereto as Exhibit F.

                  (f) Loans From iGate. Parent shall have paid at Closing the amounts set forth on Schedule 7.2(f) of the Company Schedules, which is one-half of all amounts outstanding under any loans from iGate to the Company, with the remainder to be paid to iGate within thirty (30) days of the Closing Date.

         7.3      ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
                  SUB.

         The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), except where the failure to be so true and correct in the aggregate would not have a Material Adverse Effect on the Company, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

                  (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company, the Securityholder Agent and the Company Stockholders have obtained the consents, approvals and waivers set forth in Schedule 2.6 of the Company Schedules.

                  (d) Legal Opinion. Parent shall have received a legal opinion from Kilpatrick Stockton LLP, legal counsel to the Company, in the form attached hereto as Exhibit G and from counsel to iGate, a stockholder of the Company, in the form attached hereto as Exhibit I.

                  (e) Conduct of Company Business. The Company shall have conducted its business in accordance with Article V from the date hereof until the Effective Time.

                  (f) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes or effects which, individually or in the aggregate, have had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 2.1 above) on the Company.

                  (g) Termination of Company Investor Rights. Parent shall have been furnished evidence reasonably satisfactory to it that the Company has complied with Section 6.14 of this Agreement.

                  (h) Noncompetition, Nonsolicitation and Nondisclosure Agreements and Continued Employment. Each of Arturo "Jake" Sanchez and Ronald G. Spencer shall have executed and delivered to Parent a Noncompetition, Nonsolicitation and Nondisclosure Agreement substantially in the form attached hereto as Exhibit H. Each of the employees identified in Schedule 7.3(h) of the Parent Schedules shall remain in the employment of the Company as of the Closing Date and shall not have provided to Parent or the Company notice of intention to cease employment with the Company or Parent (or of intention not to become employed by Parent).

                  (i) Escrow Agreement. Each of the Company, the Securityholder Agent and First Union National Bank, as Escrow Agent, shall have executed and delivered to Parent the Escrow Agreement.

                  (j) Termination of 401(k) Plan. The Company shall take all actions necessary to terminate the Planning Technologies, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan") prior to the Closing Date in compliance with all applicable laws, statutes, rules and regulations, including but not limited to ERISA and the Code, and no participants shall accrue any benefits under the 401(k) Plan on and after the Closing Date.

                  (k) No Change to Organizational Documents or Capitalization. Since the date of this Agreement, (i) no change shall have been made to the Company's (A) Articles of

         Incorporation or Bylaws or (B) authorized, issued, or outstanding shares and (ii) the Company shall not have granted or issued to any Person any Purchase Rights (as defined in Section 2.3).

                  (l) Satisfactory Completion of Due Diligence Review. Parent shall have completed its review of the Company's business, condition, assets, liabilities, operations, financial performance and prospects and shall be satisfied, in its reasonable discretion, with the results of such review.

                  (m) Stock Option Agreements. The Company shall have obtained signed stock option agreements from all employees for whom the Company has not previously furnished signed stock option agreements to the Parent, covering the issuance of all outstanding stock options.

                  (n) UCC Termination Statements. The Company shall have obtained from Deutsche Financial Services Corporation signed UCC termination statements for filing with the Georgia Secretary of State and the Fulton County Clerk of Superior Court.

                  (o) Termination of Letter Agreement. The Company and Leo Johnson shall have terminated that certain letter dated January 17, 2001, addressed to Leo Johnson and signed by Arturo "Jake" Sanchez.

                  (p) [Reserved]

                  (q) Termination of Consulting Agreements. The Company shall have terminated the agreements listed on Schedule 7.3(q) of the Parent Schedules.

                  (r) Termination of Employment Agreements. The Company shall have terminated all employment agreements with employees of the Company effective as of the Closing Date.

                  (s) Notices to SBA. The Company shall have provided notice to the SBA that, as a result of the Merger, it will no longer qualify as an "8(a)" subcontractor.

                  (t) Termination of Merrill Lynch Line of Credit. The Company shall have terminated all lines of credit provided by Merrill Lynch Business Financial Services, Inc. and obtain a release from Merrill Lynch of all security interests it currently holds against the Company, including without limitation UCC-3 releases.

                  (u) Waiver of Change of Control Payments. Any person entitled to payments of the type referred to in Section 2.17 of this Agreement shall have waived all rights to such payments (except for any rights to accelerated vesting of stock options).

                                  ARTICLE VIII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties of the Company and the Stockholders in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., Delaware time, on the date which is the twelve-month anniversary of the Closing Date (the "Expiration Date"). All of the covenants and agreements of the parties hereto shall survive the Merger without limitation.

         8.2      ESCROW ARRANGEMENTS; SECURITYHOLDER AGENT.

                  (a) Escrow Funds. At the Effective Time, the Company's stockholders will be deemed to have received from Parent and deposited with the Escrow Agent the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act on the part of any stockholder. As soon as practicable after the Effective Time, the Escrow Shares, without any act on the part of any Company stockholder, will be deposited with First Union National Bank as Escrow Agent (the "Escrow Agent"), pursuant to an Escrow Agreement, such deposits to constitute three escrow funds (the "Escrow Funds") to serve as the exclusive (other than with respect to claims of fraud or intentional misrepresentation) source from which any Losses (defined in
         Section 8.3) of the Parent, its officers, directors, agents and Affiliates (including the Surviving Corporation) may be indemnified pursuant to the provisions of Section 8.3. The Company Stockholders shall not be required to contribute additional shares of Parent Common Stock or any other asset or cash (other than cash received as a result of a sale of Escrow Shares by the Escrow Agent at the request of the Securityholder Agent) to the Escrow Funds after the Effective Time. The Escrow Funds shall be governed by the terms set forth herein and in the Escrow Agreement. The number of Escrow Shares deposited on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Section 1.6(a) and shall be in the respective share amounts and percentages listed opposite each Company stockholder's name listed in Schedules to be attached to the Escrow Agreement in form and substance reasonably acceptable to Parent to be executed by the Company and delivered to Parent at Closing (individually, an "Escrow Schedule" and, collectively, the "Escrow Schedules"). No shares of Parent Common Stock deposited in the Escrow Funds shall be unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Company or the Surviving Corporation.

                  (b) Securityholder Agent of the Stockholders; Power of
         Attorney.

                           (i) By virtue of their approval of the Merger, the
                  stockholders of the Company (individually a "Company Stockholder" and collectively the "Company Stockholders"), including the Signing Stockholders, hereby appoint the Securityholder Agent as agent and attorney-in-fact for each stockholder of the

                  Company, for and on their behalf, to act as the Securityholder Agent for the Company Stockholders under this Agreement and under the Escrow Agreement and to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims to authorize delivery to Parent of Escrow Shares from the Escrow Funds in satisfaction of claims against the Escrow Funds by Parent, to object to such deliveries, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing in accordance with the terms and provisions of this Agreement and the Escrow Agreement. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority of the disinterested shares of Parent Common Stock issued to the Company Stockholders in the Merger pursuant to
                  Section 1.6(a) agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority of the shares of Parent Common Stock issued to the Company Stockholders in the Merger pursuant to Section 1.6(a). No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent hereunder shall constitute notice to or from each of the Company Stockholders.

                           (ii) The Securityholder Agent shall not be liable for
                  any act done or omitted hereunder or under the Escrow Agreement as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Signing Stockholders shall severally, on a pro rata basis in proportion to each Signing Stockholder's percentage ownership of the total amount of Company Common Stock received by all of the Signing Stockholders in the Merger, indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including (x) the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent and (y) any loss, liability or expense arising out of any claim brought against the Securityholder Agent by a Company Stockholder who is not a Signing Stockholder (a "Non-Signing Stockholder") relating to the Securityholder Agent's acceptance or administration of his duties hereunder without such Non-Signing Stockholder's consent.

                           (iii) Notwithstanding anything in this Agreement to
                  the contrary, the Securityholder Agent hereby agrees to notify all Company Stockholders of any action taken by the Securityholder Agent pursuant to this Agreement within seven
                  (7) days of the taking of any such action.

                  (c) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent relating to this
         Article VIII shall constitute a decision of all the Company Stockholders and shall be final, binding and conclusive upon each of the Company Stockholders, and Parent may rely upon any such written decision, consent or instruction of the Securityholder Agent as being the decision, consent or instruction of each every Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, consent or instruction of the Securityholder Agent.

         8.3      INDEMNIFICATION.

                  (a) Indemnification Generally.

                           (i) The Company Stockholders severally, but not
                  jointly, agree to indemnify, defend and hold harmless Parent, its officers, directors, agents and Affiliates (including the Surviving Corporation) for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, agents and Affiliates (including the Surviving Corporation) directly or indirectly as a result of:

                                    (A) any inaccuracy in, or breach of, a
                           representation or warranty of the Company or any Company Stockholder contained herein (or in any certificate, instrument, Schedule or document attached to this Agreement and delivered by the Company in connection with the Merger);

                                    (B) any failure by the Company or any
                           Company Stockholder to perform or comply with any covenant contained herein;

                                    (C) any liability or obligation (A) of the
                           Company for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) including, but not limited to any liability for taxes payable as a result of examinations disclosed on
                           Schedule 2.10(b) of the Company Schedules, and (B) of the Company for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

                                    (D) any claims or liabilities of any type of
                           the Company with respect to periods on or prior to the Closing Date other than any liability set forth in Schedule 2.8 of the Company Schedules, any liability fully disclosed, reflected or reserved against in the Company Balance Sheet or the Company Financial Statements and any liability that has arisen in the ordinary course of the Company's business consistent with past practices since the Balance Sheet Date;

                                    (E) any liability of any type of the Company
                           or any Company Stockholder to any broker including any fees or expenses payable to or for the benefit of any broker used in connection with the transactions described in this Agreement and any payment by the Company of any fees or expenses of the Company Stockholders incurred in connection with the Merger;

                                    (F) any claims of Peter J. Korman against
                           the Company, including without limitation all Losses incurred by the Company or parent in responding to Civil Action File No. 00CV5509-8 filed in the Superior Court of Dekalb County, State of Georgia;

                                    (G) the assessment of Civil Penalties
                           incurred for a violation of section 274A of the Immigration and Nationality Act, as amended, including but not limited to monetary penalties for the following violations: 1) knowing hire, recruitment or referral for a fee of a foreign national unauthorized to assume employment in the United States; 2) knowing continued employment of a foreign national unauthorized to work in the United States; and 3) failure to comply with the employment verification requirements set forth in 8 C.F.R.
                           Section 274a.2(b);

                                    (H) the assessment of Criminal Penalties
                           resulting from pattern and practice violations of subsection (a)(1)(A) or (a)(2) of the Immigration and Nationality Act, as amended;

                                    (I) all other Penalties, Civil or Criminal,
                           stemming from civil action brought forward by the Attorney General (or his/her representatives) in an appropriate U.S. District Court, for violations of section 274A(a)(1)(A) or (2) of the Immigration and Nationality Act, as amended, including but not limited to pattern or practice of knowingly hiring unauthorized foreign workers, and recruitment or referral of foreign nationals unauthorized to assume employment in the United States;

                                    (J) [Reserved]

                                    (K) any liability not disclosed in the
                           Company Financial Statements with respect to contracts assumed by the Company pursuant to the Contribution Agreement dated March 31, 2000 under which no services were performed by the Company;

                                    (L) [Reserved]

                                    (M) any liability with respect to the tax
                           issues described on Schedule 8.3(a)(i)(M) of the Parent Schedules; or

                                    (N) any liability with respect to the
                           matters disclosed on Schedule 8.3(a)(i)(N) of the Parent Schedules; provided, however, that such indemnification obligation shall not apply to (i) the employment agreements set forth in such schedule to the extent that they impose no obligations on the Company other than providing the relevant employees two weeks notice of termination/severance and such other obligations as may be imposed by Company policy or applicable law; and (ii) contracts set forth on such schedule to the extent that such contracts were entered into by the Company in the ordinary course of its business and any liabilities associated thereto are also in the ordinary course of business consistent with past practice.

provided, however, that the maximum amount of Losses for which the Company Stockholders will be liable shall not exceed $4.7 million in the aggregate (subject to the provisions of the Escrow Agreement), and subject to this aggregate limitation, the maximum amount of Losses for which any holder of Company Common Stock shall be liable shall equal the product of (x) such holder's pro rata share of the issued and outstanding Company Common Stock as set forth on Schedule 2.3(a) of the Company Schedules and (y) the Escrow Funds; provided further, however, that the foregoing limitations shall not apply in the case of fraud or intentional misrepresentation, in which case the maximum liability of each Company Shareholder shall be limited to an amount equal to the product of the Designated Stock Price times the number of Red Hat Shares received by such Company Stockholder (including any shares deposited into the Escrow Funds).

                           (ii) None of the Company Stockholders shall be liable
                  to Parent or its Affiliates (including the Surviving Corporation) unless and until the aggregate amount of Losses exceeds the Deductible, at which time, Parent and its Affiliates (including the Surviving Corporation) may recover all amounts of such Losses in excess of the Deductible, provided, however, that any Losses attributable to a breach of the representations in Sections 2.3, 2.10, 2.24 and 2.25(b), and any Losses to be indemnified under Sections 8.3(a)(i)(C),
                  (F) and (M), shall be immediately reimbursable to Parent in accordance with this Article VIII (without regard to the Deductible and without counting toward the Deductible), provided, further, that no Losses shall be indemnified under
                  Section 8.3(a)(i)(N) unless an individual Loss exceeds $5,000 or Losses to be indemnified exceed, in the aggregate, $25,000. For purposes of this Section 8.3, the term "Deductible" shall mean that dollar amount which equals $100,000.

                           (iii) Notwithstanding anything to the contrary
                  contained herein, to the extent that Third Party Expenses (as defined in Section 10.2(a) below) incurred by the Company exceed $250,000 in the aggregate, such excess shall be deemed a Loss for purposes of this Article VIII and shall be immediately reimbursable to Parent in accordance with this
                  Article VIII (without regard to the Deductible and without counting toward the Deductible).

                           (iv) Losses shall be determined without regard to any
                  materiality or knowledge qualifiers that may be included in any representation or warranty that is breached.

                           (v) No one (other than Parent) shall be permitted to
                  assert any indemnification claim under this Agreement unless Parent shall have consented to the assertion of such claim.

                           (vi) Except as otherwise set forth in Section 10.10
                  of this Agreement, in the Nondisclosure Agreement, in any of the Noncompetition, Nonsolicitation and Nondisclosure Agreements or Affiliate Agreements executed by Company Stockholders, the Company Stockholders shall not be liable or responsible in any manner whatsoever for any Losses, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section 8, and, except as set forth above, this Section 8 provides the exclusive remedy and cause of action of the Parent, its officers, directors and agents and Affiliates (including the Surviving Corporation) (but not including any claims of the Escrow Agent under the Escrow Agreement) against the Company Stockholders with respect to any claim arising out of this Agreement.

                           (vii) No Indemnified Party shall be entitled to
                  recover under this Section 8 (and any amounts paid otherwise shall be promptly reimbursed to the Company Stockholders) to the extent the subject matter of the Loss is reimbursed by insurance proceeds received by such Indemnified Party.

                  (b)      Indemnification Procedures.

                           (i) Any claim for indemnification under Section
                  8.3(a)(i) must be asserted on or before 5:00 p.m. (Delaware time) on the Expiration Date. Parent shall provide notice to the Securityholder Agent within 30 days of Parent becoming aware of any claims for Losses if such claims are reasonably identifiable and determinable; provided, however, that no delay or failure on the part of Parent in notifying the Securityholder Agent shall relieve the Securityholder Agent or the Company Stockholders from any obligation unless they are materially prejudiced thereby (and then only to the extent of such prejudice).

                           (ii) To make a claim for indemnification under this
                  Article VIII, Parent shall deliver to the Securityholder Agent, acting as agent for the Company Stockholders (collectively, the "Indemnifying Party") an officer's certificate (the "Officer's Certificate"), which Officer's Certificate shall:

                                    (A) state that Parent or its Affiliates
                           (including the Surviving Corporation) (individually an "Indemnified Party") has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses;

                                    (B) specify in reasonable detail the amount
                           of the claim for which the Officer's Certificate is being delivered (the "Estimated Claim Amount"), the date such amount was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such amount is related;

                                    (C) state the sequential number of such
                           claim in relation to all Officer's Certificates delivered hereunder;

                                    (D) set forth the date of such Officer's
                           Certificate;

                                    (E) state the aggregate Estimated Claim
                           Amounts of all claims as to which Officer's
                           Certificates have been delivered hereunder; and

                                    (F) contain a certification by an officer of
                           Parent that the claim is being made pursuant to this
                           Article VIII.

                           (iii) In case the Indemnifying Party shall object to
                  the indemnification of an Indemnified Party in respect of any claim or claims specified in any Officer's Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Officer's Certificate, deliver to the Indemnified Party and the Securityholder Agent a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to binding arbitration in accordance with the provisions set forth in
                  Section 4(c) of the Escrow Agreement.

                           (iv) Promptly after the assertion by any third party
                  of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party and the Securityholder Agent a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party, and the payment of expenses); provided, however, that an Indemnifying Party may not assume the defense of any claim the settlement of which, or an adverse judgment with respect to which, is, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent. The parties acknowledge that any third party claim relating to Taxes, Intellectual Property or the Company's products or services is likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party (A) unless (i) the Indemnifying Party shall have failed, within ten (10) days after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to the Indemnifying Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment (including all appeals or with all times for appeal expired) for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement of judgment.

                           (v) Claims for Losses specified in any Officer's
                  Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Officer's Certificate, claims for Losses covered by a memorandum of agreement of the nature described in paragraph (iii) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination as described in paragraph (iv) are hereinafter referred to, collectively, as "Agreed Claims". Within ten (10) business days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by providing notice of an Agreed Claim to the Securityholder Agent and the Escrow Agent.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1      TERMINATION.

         Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date notwithstanding approval thereof by the stockholders of the Company:

                  (a) by mutual written consent duly authorized by the Board of Directors of the Company and Parent;

                  (b) by either Parent or the Company if (i) the Closing Date has not occurred by February 27, 2001 (the "Termination Date") (provided that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure constitutes a breach of this Agreement); (ii) there shall be a final nonappealable order, decree or ruling of a Governmental Entity having jurisdiction in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger by any Governmental Entity which makes consummation of the Merger illegal;

                  (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

                  (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Company Stockholders and as a result of such breach the conditions set forth in Section 7.3(a) or 7.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company or the Company Stockholders prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as the Company or the Company Stockholders continue to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured prior to the Termination Date (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (e) by the Company if neither it nor the Company Stockholders are in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 7.2(a) or 7.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 9.1(e) unless such breach is not cured prior to the Termination Date (but no cure period shall be required for a breach which by its nature cannot be cured).

         Where action is taken to terminate this Agreement pursuant to Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         9.2      EFFECT OF TERMINATION.

         Except as set forth in Section 10.2, any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2 and Article X (general provisions, including expenses), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

         9.3      AMENDMENT.

         Except as is otherwise required by applicable law, prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and the Company. Except as is otherwise required by applicable law, after the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and by either the Securityholder Agent or former Company stockholders who receive more than 66 2/3% of the Parent Common Stock issued pursuant to Section 1.6(a).

         9.4      EXTENSION; WAIVER.

         At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1     NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Merger Sub, to:

                           Red Hat, Inc.
                           2600 Meridian Parkway
                           Durham, North Carolina 27713
                           Attention:       Mark Webbink, Esq.
                           Telephone:       (919) 547-0012
                           Facsimile:       (919) 547-0027


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
                           with a copy to:

                           Moore & Van Allen PLLC
                           100 North Tryon Street, Suite 4700
                           Charlotte, NC 28202-4003
                           Attention:       Stephen D. Hope
                           Telephone:       (704) 331-1000
                           Facsimile:       (704) 331-1159

         (b)      if to the Company, to:

                           Planning Technologies, Inc.
                           2872 Woodcock Boulevard, Suite 150
                           Atlanta, GA 30341
                           Attention:       Arturo "Jake" Sanchez
                           Telephone:       (770) 225-4351
                           Facsimile:       (888) 563-4343

                  with a copy to:

                           Kilpatrick Stockton LLP
                           1100 Peachtree Street, Suite 2800
                           Atlanta, GA 303-0-4530
                           Attention:       Reinaldo Pascual
                           Telephone:       (404) 815-6132
                           Facsimile:       (404) 815-6555

                           iGate Capital Corporation
                           Foster Plaza 10
                           680 Andersen Drive
                           Pittsburgh, PA 15220
                           Attention:       Michael J. Zugay
                           Telephone:       (412) 503-4470
                           Facsimile:       (412) 291-1082

         (c)      if to the Securityholder Agent:

                           Jonathan D. Bonime
                           c/o iGate Capital Corporation
                           Foster Plaza 10
                           680 Andersen Drive
                           Pittsburgh, PA 15220
                           Telephone:       (412) 503-4484
                           Facsimile:       (412) 291-1115

         10.2     EXPENSES.

                  (a) In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting (including all fees for providing services with respect to the pooling), financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

                  (b) Subject to the provisions of Section 8.3, in the event the Merger is consummated, the Surviving Corporation shall be responsible for the payment of all reasonable Third Party Expenses incurred by the Company up to an aggregate amount of $250,000. No fees or expenses of the Company Stockholders will be paid by the Company or Parent. To the extent such fees or expenses of the Company Stockholders are paid by the Company, or the Company's Third Party Expenses exceed $250,000, the Company Stockholders shall indemnify the Company therefor pursuant to
         Section 8.3(a)(iii).

         10.3     INTERPRETATION.

         The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term "Person" means any individual, corporation, partnership, association, trust, limited liability company or partnership, unincorporated organization, joint venture, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

         10.4     COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.5     ENTIRE AGREEMENT; ASSIGNMENT.

         Except for the Nondisclosure Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective Affiliates.

         10.6     SEVERABILITY.

         In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.7     OTHER REMEDIES.

         Except as otherwise provided herein (including as set forth in Section 8.3(a)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.8     GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of North Carolina for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         10.9     RULES OF CONSTRUCTION.

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.10    SPECIFIC PERFORMANCE.

         Notwithstanding Section 8.2(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholder Agent and the Signing Stockholders have signed this Agreement, or have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

RED HAT, INC.,                              PLANNING TECHNOLOGIES, INC.,
a Delaware corporation                      a Georgia corporation

By:      /s/ Kevin B. Thompson              By:      /s/ Arturo H. Sanchez
   ---------------------------------           ---------------------------
     Name: Kevin B. Thompson                     Name:  Arturo H. Sanchez
     Title:                                      Title:    CEO


SECURITYHOLDER AGENT                        COKE ACQUISITION CORP.,
                                            a North Carolina corporation

By:      /s/ Jonathan D. Bomine             By:      /s/ Illegible
   ---------------------------------           ------------------------
     Name: Jonathan D. Bomine                    Name:
                                                 Title:

SIGNING  STOCKHOLDERS:

APPLIEDTHEORY CORPORATION               GRUMMAN HILL INVESTMENTS III, L.P.

                                          By: Grumman Hill Group, LLC, its
                                                General Partner

By:      /s/ Danny E. Stroud                  By:  /s/ James T. Kelsey
   ---------------------------------               -----------------------------

Name:    Danny E. Stroud                      Name:  James T. Kelsey
     -------------------------------                 ---------------------------

Title:   CEO                                  Title:  Managing Partner
      ------------------------------                  --------------------------

Dated:   2/23/01                              Dated:  2/23/01
      ------------------------------                   -------------------------


ENS, INC.

By:      /s/ Michael J. Zugay                  /s/ Arturo Sanchez
     -----------------------------             ------------------------------
                                               ARTURO "JAKE" SANCHEZ
Name:    Michael J. Zugay
     ----------------------------
                                                Dated:   2/23/01
                                                      -----------------------
Title:   Vice President

Dated:   2/23/01
       --------------------------


/s/ Ronald G. Spencer
---------------------------------
RONALD G. SPENCER

Dated:   2/23/01
       --------------------------